Exhibit 99.1

SandRidge Energy Comments on Icahn Capital’s Intention to Nominate Directors

OKLAHOMA CITY, April 9, 2018 — SandRidge Energy, Inc. (“SandRidge” or the “Company”) (NYSE: SD) today issued the following statement in response to Icahn Capital’s intention to nominate directors to the SandRidge Board of Directors at the 2018 Annual Meeting of Shareholders.

The governing documents of SandRidge Energy are structured to give shareholders significant input over matters such as board composition and to implement desired changes through a vote of all shareholders. For example, shareholders may demand special meetings at any time at the request of only 25% of the outstanding shares. Additionally, every SandRidge director stands for reelection on an annual basis. Any shareholder has the ability to make proposals or nominate directors for consideration at the Company’s annual meeting by following the procedures outlined in our bylaws.

Consistent with this philosophy, SandRidge welcomes shareholder input and will review all qualified candidates for nomination to the Board of Directors. SandRidge has specifically offered Icahn Capital, on more than one occasion, the opportunity to submit qualified, independent candidates for the Board’s consideration. None have been put forth. To the extent Icahn Capital nominates any candidates for election at the Annual Meeting, the Nominating and Corporate Governance Committee will thoroughly review those candidates and make a recommendation to the shareholders.

The SandRidge Board is committed to maximizing long-term shareholder value and to acting in a manner that is in the best interests of all shareholders. Since our extensive, in person discussions with many large shareholders last December and January, the SandRidge Board has made changes to the Company’s leadership team, modified and clarified our strategic objectives, implemented a focused capital program with moderate outspend and committed to reducing general and administrative cash expenses by one-third.

In addition, as previously disclosed, SandRidge is undertaking a formal process to evaluate strategic alternatives, which may include divestment or joint venture opportunities associated with our North Park Basin assets and potential corporate and asset combination options with other companies. SandRidge will also evaluate credible offers to acquire the Company, including offers from Icahn Capital, and will pursue options that maximize shareholder value. To date, Icahn Capital has rejected SandRidge’s offer to participate in this process on the same fair basis as other interested parties. SandRidge remains committed to conducting a thorough and impartial strategic review process that is in the best interest of all shareholders.

About SandRidge Energy, Inc.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth-oriented projects in Oklahoma and Colorado. As of December 31, 2017 our proved reserves totaled 178 MMBoe, with a SEC PV-10 value of $749 Million ($835 Million using year end strip pricing). The majority of the Company’s production is generated from the Mississippi Lime formation across 360,000

123 Robert S. Kerr Avenue, Oklahoma City, OK 73102 • Phone 405.429.5500, Fax 405.429.5977 • www.SandRidgeEnergy.com

net acres in Oklahoma and Kansas. Development activity is currently focused on the Meramec formation in the Northwest STACK Play in Oklahoma and multiple oil rich Niobrara benches across our 125,000 net acres in the North Park Basin in Colorado.

Important Additional Information

SandRidge, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the Company’s 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”). The Company intends to file a proxy statement and white proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of the Company’s directors and executive officers in Company common stock and restricted stock is included in the Company’s SEC filings on Forms 3, 4 and 5, which can be found through the Company’s website www.sandridgeenergy.com in the section “Investor Relations” or through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings, including the Company’s definitive proxy statement for the 2017 Annual Meeting of Shareholders and its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2018 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.sandridgeenergy.com in the section “Investor Relations.”

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements concerning our expectations for future performance, including statements regarding the exploration of strategic alternatives, the pursuit of options that maximize shareholder value and the consideration of candidates for nomination to SandRidge’s Board of Directors. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward looking statements. Such risks and uncertainties include, but are not limited to: uncertain outcome, impact, effects and results of SandRidge’s exploration of strategic alternatives; and any changes in general economic or industry specific conditions. SandRidge cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in SandRidge’s public filings with the SEC, which are available at the SEC’s website, http://www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and SandRidge undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Investor Contact:

Johna Robinson

Investor Relations

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102

+1 (405) 429-5515

MacKenzie Partners, Inc.

Dan Burch, +1 (212) 929-5748, dburch@mackenziepartners.com

Paul Schulman, +1 (212) 929-5364, pschulman@mackenziepartners.com

Media Contact:

SVC

Bryan Locke, +1 (312) 895-4700, blocke@sardverb.com

Kelly Kimberly, +1 (832) 680-5120, kkimberly@sardverb.com